FROM:     MSA (MSA Safety Incorporated)
Ticker: MSA (NYSE)
Media Relations Contact: Mark Deasy – (724) 741-8570
Investor Relations Contact: Elyse Lorenzato – (724) 741-8525

William Sperry Elected to MSA Board of Directors

PITTSBURGH, January 28, 2019 – The Board of Directors of global safety equipment manufacturer MSA Safety Incorporated (NYSE: MSA) today announced that William R. Sperry, Senior Vice President and Chief Financial Officer of Hubbell Incorporated (NYSE: HUBB), has been elected to the company’s Board of Directors. Mr. Sperry was elected as part of the MSA Board’s succession plan for director retirement.

“We are pleased to add a person of Bill Sperry’s caliber to the MSA Board,” said William M. Lambert, MSA’s Chairman. “Bill brings to MSA a tremendous amount of experience in the areas of public company financial analysis, investor relations, mergers and acquisitions, and strategy development. His knowledge and insight, gained from nearly 35 years in the financial field and as a business executive, will serve MSA very well as we continue to advance our corporate strategy and work toward our long-range goals.”

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2017 revenues of $3.7 billion, Hubbell operates manufacturing facilities in the United States and around the world. The corporate headquarters is located in Shelton, CT.

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Prior to joining Hubbell in 2008, Mr. Sperry was Managing Director, Industrials Coverage, for Lehman Brothers, Inc. He also served as Managing Director and Vice President of Mergers and Acquisitions for JPMorgan Chase & Co.; Senior Engagement Manager for McKinsey & Company, Inc.; and as Assistant Treasurer, Corporate Banking for Credit Suisse Securities LLC.

A resident of Darien, CT, Mr. Sperry holds an MBA from the Harvard Business School and a bachelor’s degree in Economics from Williams College.

About MSA Safety

Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company's comprehensive product line is used by workers around the world in a broad range of markets, including the oil, gas and petrochemical industry, the fire service, the construction industry, mining and the military. MSA’s core products include self-contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, industrial head protection products, firefighter protective apparel and helmets, and fall protection devices. With 2017 revenues of $1.2 billion, MSA employs approximately 4,700 people worldwide. The company is headquartered north of Pittsburgh in Cranberry Township, Pa., and has manufacturing operations in the United States, Europe, Asia and Latin America. With more than 40 international locations, MSA realizes approximately half of its revenue from outside North America. For more information visit MSA’s web site at www.MSAsafety.com.

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